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I. CODE OF ETHICS

TOPICS IN THIS CODE

A.	Standard of Conduct

B.	Confidential Information

C.	Material Non-Public Information

D.	Fiduciary Duty and Conflicts of Interest

E.	Scalping or Frontrunning

F.	Window Dressing

G.	Unfair Treatment of Certain Clients Vis‑a‑Vis Others

H.	Dealing with Clients as Agent and Principal: Section 206(3) of the Investment Advisers Act of 1940

I.	Personal Trading; Timely Reporting of Trades

J.	Employee’s Responsibility to Know the Rules and Comply with Applicable Laws

K.	Designation and Responsibilities of Chief Compliance Officer

A.    STANDARD OF CONDUCT

The purpose of this Code of Ethics is to set forth certain key guidelines that have been adopted by MAST Capital Management, LLC (the “Company”) as office policy for the guidance of all Company personnel and to specify the responsibilities of all Employees of the Company (as defined in B.2 below) to act in accordance with their fiduciary duty to the Company’s clients and to comply with applicable federal and state laws and regulations, including, but not limited to, securities laws, governing their conduct. In particular, Employees should be aware of the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”). Careful adherence is essential to safeguard the interests of the Company and its clients, which may include pooled investment vehicles (“private clients”) whose interests are issued pursuant to an exemption to the U.S. Investment Company Act of 1940 (the “1940 Act”) or funds whose interests are issued pursuant to the 1940 Act (“1940 Act clients” and, together with private clients, each, a “client” and, collectively, “clients”). The Company expects that all Employees will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust.

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As noted, all Employees of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. In particular, an Employee should be familiar with those laws and regulations governing “insider trading,” fiduciary duties and short selling. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult the Company’s Chief Compliance Officer (as defined below). Failure to comply with such laws and regulations or this Code of Ethics may result in sanctions and possibly, depending on the circumstances, immediate dismissal.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Company, the following types of activities are strictly prohibited:

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Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Company or any of its clients is a participant;

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Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

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Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Investment Advisers Act) has an interest, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

B.    CONFIDENTIAL INFORMATION

What is confidential information?

An investment adviser has a fiduciary duty to its clients not to divulge or misuse information obtained in connection with its services as an adviser. Therefore, all information, whether of a personal or business nature, that an Employee obtains about a client’s affairs in the course of employment with the Company should be treated as confidential and used only to provide services to or otherwise to the benefit of the client. Such information may sometimes include information about non‑clients, and that information should likewise be held in confidence. Even the fact that the Company advises a particular client should ordinarily be treated as confidential.

Who is subject to the Company’s policies concerning confidential information?

All Company personnel ‑ officers and advisory, marketing, administrative and secretarial staff ‑ are subject to these policies. (For the sake of convenience, this group is sometimes referred to in this Manual as “Employees”).

What are the duties and responsibilities of Employees with respect to confidential information?

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Since an investment adviser has a fiduciary duty to its clients not to divulge information obtained from or about a client in connection with its services as an adviser, Employees must not repeat or disclose confidential information received from or about clients outside the Company to anyone, including relatives, friends or strangers. Any misuse of confidential information about a client is a disservice to the client that may cause both the client and the Company substantial injury. Failure to comply with this policy may have very serious consequences for Employees and for the Company, including the possibility that Employees might be criminally prosecuted for misusing the information, as described in Part C below.

What are some steps that Employees can take to assure that confidential information is not disclosed to persons outside the office?

There are a number of steps Employees should take to help preserve client and other confidences, including the following:

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Employees should be sensitive to the problem of inadvertent or accidental disclosure. Careless conversation, naming names or describing details of a current or proposed trade, investment or transaction in a lounge, hallway, elevator or restroom, or in a train, taxi, airplane, restaurant or other public place, can result in the disclosure of confidential information and should be strictly avoided.

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Maintenance of confidentiality requires careful safeguarding of papers and documents, both inside and outside the Company. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Computer files or disks should be password protected. Employees should review the detailed data security policies and procedures which appear later in the Manual.

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If an Employee uses a speakerphone, the Employee should be careful to refrain from using it in any way that might increase the likelihood of accidental disclosure. Use caution, for example, when participating in a speakerphone conversation dealing with confidential information if the office door is open, or if the speakerphone volume is set too high. The same applies if an Employee knows or suspects that a speakerphone or a second extension phone is being used at the other end of a telephone conversation.

•	In especially sensitive situations, it may be necessary to establish barriers to the exchange of information within the Company and to take other steps to prevent the leak of confidential information.

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•
Employees should be aware that e-mail and information transmitted through the Internet may not be secure from hacking or interception and should be cautious in transmitting confidential information by e-mail or through the Internet. Employees should review the detailed data security policies and procedures as well as policies regarding the use of social media which appear later in the Manual.

C.    MATERIAL NONPUBLIC INFORMATION

All Employees are reminded that purchasing or selling securities on the basis of, or while in possession of, material nonpublic information for their own, for a client’s or for the Company’s account is a crime punishable by imprisonment as well as large fines. “Tipping” another person who engages in such activities is also a crime. The term “material” is described below.

The sanctions for trading securities while in possession of material nonpublic information regarding the issuer of such securities can be severe. In recent years, the Securities and Exchange Commission (“SEC”) has aggressively sought and prosecuted persons who trade securities on the basis of “inside information.” Courts are now authorized to impose fines of up to three times the profit gained, or loss avoided, on such transactions. Criminal prosecution is also possible. Willful misuse of material nonpublic information in connection with the trading of securities will result in dismissal from employment by the Company.

Employees should be careful to avoid even the appearance of wrongdoing. Even an innocent purchase or sale of securities by an Employee who is unaware that other Employees possess material nonpublic information about an issuer may damage the Company’s reputation and may lead to protracted investigations and audits of both the Company and Employees.

The following sections of this Code of Ethics seek to answer some of the most commonly asked questions about insider trading. In the questions and answers that follow, the term “issuer” refers to an entity, such as a corporation, partnership or state agency that has issued securities, and the term “securities” includes privately held and publicly traded stocks, bonds, options and other investment instruments that the SEC considers to be securities.

Who is subject to the insider trading rules?

All Employees and all persons ‑ friends, relatives, business associates and others ‑ who receive nonpublic material inside information from Employees concerning an issuer of securities (whether such issuer is a client or not) are subject to these rules. It does not matter whether the issuer is public or private. Furthermore, if any Employee gives nonpublic material inside information concerning an issuer of securities to a person outside the Company, and that person trades in securities of that issuer, the Employee and that person may both have civil and criminal liability.

What is material nonpublic information?

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Generally speaking, nonpublic information is information about an issuer’s business or operations (past, present or prospective) that becomes known to an Employee and which is not otherwise available to the public. Although neither the courts nor the SEC has defined “material” precisely, the word is similar in meaning to “important” or “significant.”

While the exact meaning of the word “material” is not entirely clear, it is clear that if a person knows information about an issuer which the person believes would influence an investor in any investment decision concerning that issuer’s securities and which has not been disclosed to the public, the person should not buy or sell that issuer’s securities. Under current court decisions, it makes no difference whether the material inside information is good or bad. Needless to say, if the undisclosed information would influence an Employee’s own decision to buy or sell or to trade for a client or the Company, the information probably is material and an Employee should not trade or permit the Company to trade for a client or itself until it has been publicly disclosed.

How does “material nonpublic information” differ from “confidential information”?

Here is an example that should clarify the difference between the two. Suppose the Company is engaged by the president of a publicly‑traded corporation to provide advice with respect to her personal pension fund and while working on the matter an Employee learns the amount of alimony she pays to her former spouse. That discovery should be kept confidential, but it almost certainly has no bearing on the value of her corporation’s securities (i.e., it is not material) and, in fact, it probably is not “inside information” about the corporation itself. Accordingly, an Employee of the Company could buy or sell securities of that issuer so long as the Employee possessed no material nonpublic information about the corporation. But disclosure of the president’s alimony payments would be embarrassing to her and improper.

In other words, confidential information should never be disclosed, but it is not always material nonpublic information. Knowing it is not necessarily an impediment to participating in the securities markets concerning a particular issuer.

Are there certain kinds of information that are particularly likely to be “material nonpublic information”?

Yes. While the following list is by no means complete, information about the following subjects is particularly sensitive:

•	Dividends, stock dividends and stock splits.

•	Sales and earnings and forecasts of sales and earnings.

•	Changes in previously disclosed financial information.

•	Corporate acquisitions, tender offers, major joint ventures or merger proposals.

•	Significant negotiations, new contracts or changes in significant business relationships.

•	Changes in control or a significant change in management.

•	Adoption of stock option plans or other significant compensation plans.

•	Proposed public or private sales of additional or new securities.

•	Significant changes in operations.

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•	Large sales or purchases of stock by principal stockholders.

•	Purchases or sales of substantial corporate assets, or decisions or agreements to make any such purchase or sale.

•	Significant increases or declines in backlogs of orders.

•	Significant new products to be introduced.

•	Write‑offs.

•	Changes in accounting methods.

•	Unusual corporate developments such as major layoffs, personnel furloughs or unscheduled vacations for a significant number of workers.

•	Labor slowdowns, work stoppages, strikes, or the pending negotiation of a significant labor contract.

•	Significant reductions in the availability of goods from suppliers or shortages of these goods.

•	Extraordinary borrowings.

•	Major litigation.

•	Governmental investigations concerning the Company or any of its officers or directors.

•	Financial liquidity problems.

•	Bankruptcy proceedings.

•	Establishment of a program to repurchase outstanding securities.

If an Employee believes he or she is in receipt of material nonpublic information or has any questions regarding whether such information may constitute material nonpublic information he or she should immediately alert the Company’s Chief Compliance Officer.

What is the law regarding the use of material nonpublic information?

Federal law, and the policy of the Company, prohibit any Employee from trading securities on the basis of material nonpublic information, whether obtained in the course of working at the Company or otherwise, for his or her private gain, for the Company’s gain or for a client’s gain and prohibit any Employee from furnishing such information to others for their private gain. This is true whether or not the information is considered “confidential”. When in doubt, the information should be presumed to be material and not to have been disclosed to the public. No trades of securities should be executed for any Employee, any client or for the Company, if the person executing the trade or the Company has material nonpublic information about the issuer.

What is “tipping”?

Under the federal securities laws, it is illegal to disclose (or “tip”) material nonpublic information regarding an issuer of securities to another person who subsequently uses that information for his or her profit. In order to minimize this liability, all Company personnel should comply with the policies regarding protection of confidential information described in Part A above, which will include the following measures:

•	To reduce the chances of inadvertent tipping of material nonpublic information, any nonpublic information that might be considered material should not be discussed with any

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person outside the Company. Such information should be regarded as particularly sensitive, confidential information, and the Company’s policies for safeguarding such information should be strictly observed.

•	Caution must be used when receiving information from securities analysts and members of the press which could be material nonpublic information.

Disclosure outside the Company of confidential information by an Employee, or participation or tipping others to participate in securities transactions when in possession of material nonpublic information, may be a violation of law and subject the employee to severe penalties, including criminal prosecution.

To whom must material nonpublic information be disclosed before it is no longer nonpublic information?

To the public. Public disclosure of material events is usually made by means of an official press release or filing with the SEC. An Employee’s disclosure to a broker or other person will not be effective, and such Employee may face civil or criminal liability if such Employee (or the person to whom the Employee makes disclosure) trades on the basis of the information. Employees should be aware that in most cases they are not authorized to disclose material events about an issuer to the public and that right usually belongs to the issuer alone.

How does an Employee know whether particular material nonpublic information has been publicly disclosed?

If an Employee sees information in a newspaper or public magazine, that information will clearly have been disclosed. Information in a filing with the SEC or a press release will also have been disclosed. However, the courts have said that one should wait for a reasonable period of time after the publication, filing or release date to assure that the information has been widely disseminated and that the public has had sufficient time to evaluate the news. If any Employee has any questions about whether information has been disclosed, such Employee should not trade in the affected securities. An Employee should contact the Company’s Chief Compliance Officer for advice in the matter.

What must an Employee do with respect to material nonpublic information that such Employee may learn about an issuer?

In connection with their work at the Company, Employees may come into possession of material nonpublic information with respect to issuers such as information with respect to issuers or securities of issuers which are being analyzed for purchase or sale. This is particularly likely to happen in connection with the recommendation of the purchase or sale of an issuer’s securities. All personnel receiving material, nonpublic information have a duty not to disclose or use that information in connection with securities transactions. In other words, Employees may not purchase or sell any securities with respect to which they have inside information for their own, the Company’s or for a client’s account or cause clients to trade on such information until after such information becomes public. The foregoing prohibition applies whether or not the

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material inside information is the basis for the trade. Employees should be alert for information they receive about issuers which may be material nonpublic information. In addition, whenever Employees come into possession of what they believe may be material nonpublic information about an issuer, they must immediately notify the Chief Compliance Officer because the Company as a whole may have an obligation not to trade in the securities of the issuer. The Chief Compliance Officer shall maintain a list of all issuers about which the Company has inside information and shall circulate such list to the appropriate personnel at the Company so as to prevent any trading in securities of such issuers.

Who is available for additional advice or advice about a particular situation?

The Company’s Chief Compliance Officer will oversee matters relating to inside information and prohibitions on insider trading.

D.    FIDUCIARY DUTY AND CONFLICTS OF INTEREST

The Company and the Employees have a fiduciary duty to Company clients to act for the benefit of the clients and to take action on the clients’ behalf before taking action in the interest of any Employee or the Company. The cornerstones of the fiduciary duty are the obligations to act for the clients’ benefit and to treat the clients fairly. Clients may therefore expect their fiduciaries to act for the clients’ benefit and not for the fiduciary’s own benefit when a conflict of interest between the client and the fiduciary arises. No Employee should ever enjoy an actual or apparent advantage over the account of any client.

This Manual attempts to highlight and address many of the common conflicts of interest that may arise between the Company and its employees on the one hand and clients on the other, and also between different client accounts. It is not possible for every conflict to be addressed in this Manual, however, and Employees should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein and should promptly raise any such conflicts of which they become aware with the Chief Compliance Officer.

The manner in which any Employee discharges his or her fiduciary duty and addresses a conflict of interest depends on the circumstances. Sometimes general disclosure of common conflicts of interest may suffice. In other circumstances, explicit consent of the client to the particular transaction giving rise to a conflict of interest may be required or an Employee may be prohibited from engaging in the transaction regardless of whether the client consents.

The client’s consent will not in all cases insulate the Employee against a claim of breach of the Employee’s fiduciary duty. Full disclosure of all material facts must be given if consent is to be effective. As a result, consents concerning possible future breaches of laws will not usually work. However, waivers of known past violations may be effective. In addition, a client under the control and influence of the Employee or who has come to rely on the Employee’s investment decisions cannot effectively consent to a conflict of interest or breach of fiduciary duty. Consent must be competent, informed and freely given.

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The duty to disclose and obtain a client’s consent to a conflict of interest must always be undertaken in a manner consistent with the Employee’s duty to deal fairly with the client. Therefore, even when taking action with a client’s consent, each Employee must always seek to assure that the action taken is fair to the client.

Conflicts of interest can arise in any number of situations. As noted, no comprehensive list of all possible conflicts of interest can be provided in this Code of Ethics. However, the following are common examples of conflicts of interest. For example, an Employee may seek to induce a bank to give the Employee a loan in exchange for maintaining excessive cash balances of a client with the bank or may execute trades for a client through a broker-dealer that provides research services for the Company but charges commissions higher than other broker-dealers. In the former case, such activity would be a violation of an Employee’s fiduciary duty and might subject the Employee and the Company to liability under the Investment Advisers Act of 1940 (the “Advisers Act”) and other applicable laws. In the latter case, if the Company determines in good faith that the higher commissions are reasonable in relation to the value of the brokerage and research services provided by a broker or dealer viewed in terms of either a particular transaction or the Company’s overall responsibilities with respect to an account as to which the Company exercises investment discretion and appropriate disclosure is made to the client and in the Company’s Form ADV, the payment of higher commissions may be permitted under the safe harbor of Section 28(e) of the Securities Exchange Act of 1934.

Another common conflict of interest occurs when the Company pays some consideration to a person for recommending the Company as an adviser. In those circumstances, an Employee must make disclosure to any prospective client of any consideration paid for recommending the Company’s services to that prospective client and the Company must comply with Rule 206(4)-3 promulgated under the Advisers Act. This Rule governs situations involving cash payments for client solicitations and requires that specific disclosure documents, containing information about the solicitor and the adviser, be provided to a prospective client at the time of the solicitation. See Item XII of this Manual for additional information regarding the Company’s “Pay-to-Play” restrictions and reporting requirements.

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Commissions. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

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Gifts and Entertainment. No Employee may give or receive any gift, service or other item of more than nominal value ($250 or less) to or from any person or entity that does business with or on behalf of any client. In addition, multiple gifts given by the same vendor or received by the same employee shall not exceed $1,000 in any calendar year. However, Employees may attend business meals, sporting events and other similar events provided the cost is reasonable and the gift giver also is present at the event. In addition, each Employee must submit a request through the Company’s automated compliance software, Schwab Compliance Technologies (fka Compliance11) (“SCT”), for approval of any gift given or received that sets forth the amount of the gift, a description of the gift, the reason for the gift and the third party (including the specific person) who gave or received the gift.

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Notwithstanding the foregoing, no gift of any amount may be given to any client which is a government pension plan or other type of government client, no gift may be made to a political candidate except in compliance with the Company’s policy on political contributions set forth in this Manual, and gifts to brokers may not exceed $100 per annum.

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Service as a Director or Member of Investment Committee. From time to time Employees may serve as directors of companies in which clients hold securities as a way of monitoring and/or influencing such investment. Any Employee who wishes to serve as an officer or director of any company, or of any organization where such duties might require involvement in investment decisions, or who wishes to serve on the investment committee of any organization, must (i) report such outside business activity through the Company’s automated compliance software and (ii) obtain the prior written consent of the Chief Compliance Officer, which shall be granted in his discretion and only if he is satisfied that such service shall not create a conflict with such Employee’s fiduciary duty to clients. All fees, equity grants and other compensation received by an Employee in his or her capacity as a director of a company in which clients hold securities shall be paid over to such clients pro rata in accordance with such holdings.

If any Employee is faced with any conflict of interest as a result of taking a board position or otherwise, he or she should promptly consult the Company’s Chief Compliance Officer prior to taking any action.

E.     SCALPING OR FRONTRUNNING

As a general rule, if any Employee knows of a pending “buy” recommendation and buys stock before the Company makes a recommendation to its non-discretionary clients or takes action on the recommendation for its clients for which it has investment discretion, or if any Company Employee is aware of a pending “sell” recommendation and sells stock under such circumstances, such Employee is engaged in a practice known as “scalping” or “frontrunning.”

An Employee or family member residing in that Employee’s household or person or entity over which the Employee has control (the “Related Person(s)”) may not engage in the practice of purchasing or selling stock before a buy or sell recommendation, as the case may be, is made to a non-discretionary client or the Company takes action for its clients for which it has investment discretion. Such activities put the Company and the Employee in a conflict of interest and give the Employee or the Related Person an advantage at the client’s expense. Any trades undertaken for an Employee’s own account, for the account of the Company, for the account of any non‑Company client or for a Related Person must be done so as not to disadvantage a Company client in any way. This means that, subject to compliance with the Company’s personal trading policy (described under Item H of this Manual), including the prohibition on trading of company specific securities held by a client of the Company, all Employees and their Related Persons must generally wait to trade a security until all trading in that security for all accounts of the Company’s clients is completed. If all client trades are not completed before an Employee or Related Person trades, the antifraud provisions of the Advisers Act may be violated.

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In order to preclude the possibility that material nonpublic information about the Company’s investment decisions and recommendations, and client securities holdings and transactions, could be misused, the Company has taken steps to restrict access to such information to Employees who need such information to perform their duties, including the use of password protection on computer files and limiting physical access to paper storage records. Employees who are not authorized to access such information may be subject to termination if they attempt to do so.

F.    WINDOW DRESSING

Window dressing refers to the practice of buying additional lots of the highest returning securities or selling the worst performing securities in a portfolio shortly before the end of the reporting period in order to convey the impression of stronger performance during such period. The Company seeks to prevent instances of window dressing or potential window dressing in a variety of fashions. First, the Company’s Investment Committee, comprised of its Chief Investment Officer, Portfolio Manager, Head Trader, and General Counsel and Chief Compliance Officer, must approve any new position before it is added to a client’s portfolio. Second, any decision to purchase or sell an existing position must be approved by both the Chief Investment Officer and the Portfolio Manager. Third, all such trades are made in accordance with the applicable Fund’s investment guidelines and reviewed by the Chief Compliance Officer no less frequently than daily. Fourth, all positions are valued at month end using third party prices where available pursuant to the Company’s securities valuation policy (as further described below). As a result, all trades, including the timing thereof, must go through several different levels of review and approval in order to prevent window dressing.

G.     UNFAIR TREATMENT OF CERTAIN CLIENTS VIS‑A‑VIS OTHERS

An Employee who handles one or more clients may be faced with situations in which it is possible to give preference to certain clients over others. Employees must be careful not to give preference to one client over another even if the preferential treatment would benefit the Company or the Employee.

For example, an Employee should not (i) provide better advice to a large, prestigious client than is given to a smaller, less influential one, (ii) give sale advice to one client ahead of another, or (iii) direct securities of a limited supply and higher potential return to particular clients because they generate larger fees for the Company.

As in other instances, the fiduciary duty of an Employee to a client must govern the Employee’s actions in each situation and the extent of the fiduciary duty of an Employee to a client is determined by the specific relationship between the parties and the reasonable inferences to be drawn from the relationship. In the absence of express or implied agreements between the parties, usage and custom should be used to determine how an Employee should discharge his or her duty. Each situation should be examined closely to determine whether the client has

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consented to the Employee’s actions favoring another client, taking into account, among other things, differences in investment objectives and risk mandates among clients, and whether the resulting relationship with the client which was not favored is fair and consistent with the securities laws. If both parts of this test have been satisfied, most likely there has been no breach of fiduciary duty. If a question arises about action that may give rise to a conflict of interest involving preferential treatment of one client over another, an Employee should consult the Company’s Chief Compliance Officer prior to taking any action.

H.	DEALING WITH CLIENTS AS AGENT AND PRINCIPAL: SECTION 206(3) OF THE ADVISERS ACT

Section 206(3) of the Advisers Act addresses two specific conflict of interest situations: sale and purchase of securities to and from a client either as a broker for another person or as a principal for the account of the adviser. Section 206(3) makes it unlawful for an investment adviser “acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction.”

Thus, Section 206(3) requires that Employees involved in the situations where the Company is buying or selling securities from a client or where the Company acts as a broker-dealer for a non-client in a transaction with an advisory client disclose to the client the capacity in which the Company acts and obtain the client’s consent prior to the transaction. Disclosure under Section 206(3) must be in writing. The Company must, under Section 206(3), disclose to the client its capacity, its profits (if it acts as principal) and its commissions (if it acts as agent for another). These types of transactions can be particularly troublesome under applicable laws and must not be entered into without prior consultation with the Company’s Chief Compliance Officer.

I.     PERSONAL TRADING; TIMELY REPORTING OF TRADES

1.	Personal Trading

Set forth below are the Company’s policies regarding personal trading. These policies apply to all Access Persons. Under the Advisers Act, Access Persons include any of the Company’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and Employees who have access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Because the Company’s primary business is providing investment advice, the Advisers Act presumes that all officers, directors and partners are Access Persons. Because of the Company’s size and the range of duties that Employees may have, all Employees are considered "Access Persons," and "Access Person" procedures, standards and restrictions that might be imposed only on a limited subset of Employees

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in another, larger organization, apply to all Employees. Many of the procedures, standards and restrictions in this section govern activities in "Covered Accounts." Covered Accounts include each securities account registered in an Employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest." The term "beneficial ownership interest" has a very broad meaning, discussed more completely below, and can include accounts of corporations owned by the Employee and even accounts owned by certain family members. An Employee has a "beneficial ownership" interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee's spouse, minor children and relatives who live in the Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are as follows:

a.	By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

b.	By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

c.	For an Employee's account by a pledge;

d.
By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

e.
By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

f.	By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

g.	By any non-public partnership in which the Employee is a partner;

h.	By a personal holding company controlled by the Employee alone or jointly with others;

i.	In the name of the Employee's spouse unless legally separated;

j.
In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

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k.
In the name of any person other than the Employee and those listed in (i) and (j) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

l.
In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (k) above), if the Employee can vest or revest title in himself/herself.

This broad definition of "beneficial ownership" is for purposes of this Code of Ethics only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her reports a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

Preclearance. No Employee may buy, sell, or pledge a Company Specific Security for any Covered Account without obtaining clearance from a portfolio manager and the Chief Compliance Officer in SCT before the transaction, specifying the securities involved, the date and the price at which the Employee seeks to transact, and certifying that the Employee does not have any material non-public information regarding such Company Specific Security. A “Company Specific Security” means any security issued directly by a company or economically related to a company i.e. stocks, bonds and/or derivatives where the underlying security is a single issuer. Company Specific Securities requiring pre-clearance shall also include all private clients, 1940 Act clients and other funds and accounts advised or sub-advised by the Company. Securities for which preclearance is not required are Exchange Traded Funds (ETFs), open and closed ended mutual funds (other than 1940 Act clients), commodities, and currencies, and hedge funds (other than private clients and funds that must be preapproved as set forth below). Although the securities listed in the preceding sentence do not need preclearance (except as noted therein), each Employee must still report all transactions and positions in such securities per the Employee reporting section unless such section also specifically excludes them from having to be reported. It is each Employee's responsibility to obtain pre-approval in SCT prior to executing the transaction. Transactions effected without preclearance are subject, in the Chief Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the Chief Compliance Officer’s trades shall be approved by the Chief Financial Officer and a portfolio manager.

The Chief Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or recommendations, the Chief Compliance Officer should not be expected to clear transactions in securities as to which the Company has client activity, although the Chief Compliance Officer may determine that a

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particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it.1
Transaction orders should be placed promptly after approval is given and in any case must be placed within two trading days after the day approval is granted. The applicable portfolio manager or the Chief Compliance Officer may revoke a pre-approval at any time for any reason, and shall in such case promptly notify the Employee.

Policy on Short‑Term Trading. Employees are discouraged from engaging in the purchase and sale, or sale and purchase, for a Covered Account of the same (or equivalent) Company Specific Security within any period of 30 calendar days. Absent approval from the Chief Compliance Officer for such a transaction, any profits realized by an Employee on trades within the 30-day period may be required to be disgorged.

New Issue Securities and Private Placements. No Employee may purchase any equity securities issued in an initial public offering ("New Issue Securities") or any securities offered in a “private placement” (including interests in hedge funds or other private funds) for any Covered Account without the prior written approval of the Chief Compliance Officer. In determining whether to approve any such transaction for an Employee, the Chief Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Investment Employee by virtue of his or her position with the Company.

Securities owned by Company clients. Generally, no Employee may own the same Company Specific Security owned by a client of the Company. If a Covered Person owns a Company Specific Security before a client acquires it, they may not engage in any additional trading in the security (i.e., buying or selling) until two weeks after the client has fully exited the position, unless there is an exceptional circumstance and approval is sought and given by a portfolio manager and the Chief Compliance Officer. If the Company determines on behalf of a client that it will not acquire any additional Company Specific Securities of a particular issuer, Employees may purchase such securities for their Covered Accounts with the prior approval of a portfolio manager and the Chief Compliance Officer; provided, that Employees may not engage in any additional trading in the security (i.e., buying or selling) until two weeks after the client has fully exited the position.

2.	Employee Reporting

1For example, if an Employee seeks to sell a security he or she has owned for a significant time and the Company is considering buying the same or a related security for clients, the Compliance Officer may determine no appearance of impropriety exists.

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Report of Holdings. Each Employee within 10 days of commencement of employment must submit through SCT an initial holdings report disclosing to the Chief Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a "beneficial ownership interest." In addition, each Employee must disclose through SCT similar information within thirty (30) days after the end of each calendar year while employed by the Company. Such reports are automatically generated and distributed by SCT to all Employees and must be current as of a date note more than 45 days prior to the Employee joining the Company (for an initial report) or the date the report is submitted (for the annual report).

Brokerage Accounts. Each Employee must disclose in SCT each broker, bank, or other financial institution in which the Employee has a Covered Account (i.e., a securities trading account in which the Employee has any direct or indirect beneficial ownership interest), which receives electronic feeds of all trading activity in such Covered Accounts directly from such brokers, banks or financial institutions on a daily basis. Employees are required to certify that it has disclosed all Covered Accounts in SCT on a quarterly basis.

Quarterly Reports. Each Employee must report to the Chief Compliance Officer within 30 days after the end of each calendar quarter through SCT all securities transactions in all of the Employee's Covered Accounts during the preceding quarter.

In filing holdings and transactional reports, Employees must note that:

•	Each Employee must file a transactional report every quarter whether or not there were any reportable transactions.

•
Transactional reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

•
Employees need not report holdings or transactions (i) effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations under such plan should be reported), (ii) with respect to securities held in accounts over which the Employee has no direct influence or control (such as a blind trust), (iii) in direct obligations of the U.S. Government , (iv) in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, (v) shares of money market funds, (vi) shares of open-ended mutual funds for which the Company does not serve as investment adviser or sub-advisor (holdings of and transactions in exchange traded funds and closed-end funds must be reported) and (vii) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds. Notwithstanding the foregoing, Employees should note that pursuant to SEC guidance issued in June 2015, MAST has an obligation to obtain certain further

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disclosures and affirmations regarding accounts over which an Employee has no direct influence or control. Employees are required to disclose this information to the Company through SCT.

J.	EMPLOYEE’S RESPONSIBILITY TO KNOW THE RULES AND COMPLY WITH APPLICABLE LAWS

Employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the Advisers Act, 1940 Act and other applicable federal and state securities laws and regulations to avoid violating them. It is the policy of the Company to comply with all applicable laws, including securities laws, in all respects. Each Employee must promptly report any violation of the Code of Ethics of which he or she becomes aware to the Chief Compliance Officer, regardless of whether the violation was committed by the Employee or another Employee. The Chief Compliance Officer shall consider whether it is appropriate to protect the confidentiality of the identity of an Employee reporting a violation by another Employee. It is the strict policy of the Company that no Employee shall be subject to any form of retaliation in connection with reporting a violation of the Code of Ethics, and any person found to have engaged in retaliation may be subject to dismissal or other sanction.

Employees must certify in writing on an annual basis using the Company’s automated compliance software, that they have read and understood this Manual, that they will conduct themselves professionally in complete accordance with the requirements and standards described here and that they are not aware of any violations of the Code of Ethics during the prior year.

K.     DESIGNATION OF AND RESPONSIBILITIES OF COMPLIANCE OFFICER

Adam M. Kleinman shall serve as the Company’s Chief Compliance Officer. Neb Obradovic shall serve as the Company’s Director of Compliance and shall be the acting Chief Compliance Officer in Mr. Kleinman’s absence. It will be the responsibility of the Chief Compliance Officer of the Company to oversee the enforcement of the matters described in this Manual and to educate Employees to their responsibilities herein.

Without limiting the responsibilities of the Chief Compliance Officer specifically addressed in other sections of this Manual, the responsibilities of the Compliance Officer are as follows:

•	Overseeing the enforcement of the matters described in this Manual.

•
Educating Employees with respect to their responsibilities under this Manual, including reviewing the Manual with new Employees and having Employees recertify each year that they are familiar with the Manual and their obligations hereunder. (The Chief Compliance Officer will provide new Employees with a copy of this Manual as soon as possible after they join the Company and, upon their request, a copy of the Advisers Act and other applicable laws and regulations.)

•	Conducting training for new and existing Employees on the provisions and requirements

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of this Manual from time to time as the Chief Compliance Officer determines to be appropriate.

•	Staying current with significant new legal developments in the area of investment advisory services and conveying such developments to the Company Employees as appropriate.

•
Reviewing all Employee trading reports in a timely manner to identify any violation of the Code of Ethics’ approval procedures and any improper trades or any patterns of trading (including achieving execution or results which differ materially from the execution or results obtained for clients) which suggest that an Employee may be engaging in abusive practices, and take such action as he deems necessary to obtain compliance with the policies set forth in this Manual and with applicable laws provided, however, that the trading report of the Chief Compliance Officer shall be reviewed by the Chief Financial Officer or Managing Member of the Company.

•
Reviewing this Manual no less frequently than annually and recommending changes as appropriate or necessary. The review shall include consideration of any compliance matters that arose during the prior year, whether the existing policies have proven effective and any changes in the business activities of the Company and any changes in the Advisers Act and related regulations that might necessitate revisions to the Manual. Pursuant to the annual review, the Chief Compliance Officer will document the conclusions of his review in writing.

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